SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

August 5, 2003
Date of Report (Date of earliest event reported)

NEUROGEN CORPORATION
(Exact name of registrantas specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-18311 (Commission File Number)	22-2845714 (I.R.S. Employer Identification No.)

35 Northeast Industrial Road
Branford, Connecticut 06405
(Address of principal executive offices) (Zip Code)

(203) 488-8201
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Item 7.	Financial Statements and Exhibits

(c)	Exhibits

This exhibit is furnished pursuant to Item 9 hereof and should not be deemed to be "filed" under the Securities Exchange Act of 1934.

	Exhibit No.	Exhibit

	99.1	Press release, dated August 5, 2003 (furnished pursuant to Item 9).

Item 9.	Information Provided Under Item 12 (Results of Operations and Financial Condition)

On August 5, 2003, Neurogen Corporation announced its results of operations for the second quarter of 2003. Furnished as Exhibit 99.1 and incorporated herein by reference is a press release by Neurogen Corporation announcing its second quarter results.

SAFE HARBOR STATEMENT

Statements which are not historical facts, including statements about the Company's confidence and strategies, the status of various product development programs, the sufficiency of cash to fund planned operations and the Company's expectations concerning its development compounds, drug discovery technologies and opportunities in the pharmaceutical marketplace are "forward looking statements" within the meaning of the Private Securities Litigations Reform Act of 1995 that involve risks and uncertainties and are not guarantees of future performance. These risks include, but are not limited to, difficulties or delays in development, testing, regulatory approval, production and marketing of any of the Company's drug candidates, the failure to attract or retain scientific management personnel, any unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates which could slow or prevent product development efforts, competition within the Company's anticipated product markets, the Company's dependence on corporate partners with respect to research and development funding, regulatory filings and manufacturing and marketing expertise, the uncertainty of product development in the pharmaceutical industry, inability to obtain sufficient funds through future collaborative arrangements, equity or debt financings or other sources to continue the operation of the Company's business, risk that patents and confidentiality agreements will not adequately protect the Company's intellectual property or trade secrets, dependence upon third parties for the manufacture of potential products, inexperience in manufacturing and lack of internal manufacturing capabilities, dependence on third parties to market potential products, lack of sales and marketing capabilities, potential unavailability or inadequacy of medical insurance or other third-party reimbursement for the cost of purchases of the Company's products, and other risks detailed in the Company's Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the year ended December 31, 2002, each of which could adversely affect the Company's business and the accuracy of the forward-looking statements contained herein.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROGEN CORPORATION (Registrant)
By: s/ STEPHEN R. DAVIS
Name: Stephen R. Davis
Dated: August 5, 2003	Title: Executive Vice President and Chief Business Officer

EXHIBIT INDEX

QuickLinks

Exhibit No.	Exhibit

99.1	Press release, dated August 5, 2003 (furnished pursuant to Item 9).
Item 7.	Financial Statements and Exhibits

SIGNATURE
EXHIBIT INDEX

Exhibit 99.1

Contact:
Elaine Grimsell Beckwith
Neurogen Corp.
203-315-4615
elaine_beckwith@nrgn.com

NEUROGEN CORPORATION ANNOUNCES

SECOND QUARTER 2003 FINANCIAL RESULTS AND UPDATES PIPELINE STATUS

Branford, CT, August 5, 2003 — Neurogen Corporation (Nasdaq: NRGN), an innovative small molecule drug discovery and development company, today announced financial results for the three and six month periods ended June 30, 2003. The Company also updated the status of its drug discovery and development programs for the treatment of inflammation, insomnia, pain, depression, and obesity.

“I’m extremely pleased with progress in our pipeline” noted Dr. William H. Koster, President and CEO. “Our Phase II inflammation clinical trials continue to progress. Phase I studies run by our partner Pfizer in our insomnia program continue, and we are encouraged by results of a sleep latency study where our lead candidate, NGD 96-3, significantly reduced the time required for healthy subjects to fall to sleep. These results add further support to Neurogen’s unique approach in treating insomnia. We’ve also moved NGD 8695, our lead candidate from our VR-1 program for the treatment of pain, into formal preclinical development. Our progress year-to-date underscores our ability to drive a continuing stream of molecules into the clinic, as illustrated by our Phase II, Phase I, and preclinical initiatives.”

Financial Results
Neurogen recognized a net loss for the second quarter of 2003 of $7.8 million, or $0.44 per share. This compares to a net loss of $2.9 million, or $0.16 per share, during the second quarter of 2002. The Company recognized a net loss for the six months ended June 30, 2003 of $15.7 million, or $0.89 per share, as compared to a net loss of $11.4 million, or $0.65 per share, for the comparable period of 2002.

Operating revenue for the second quarter of 2003 was $1.6 million, compared to $8.3 million for the second quarter of 2002 and for the six months ended June 30, 2003 was $3.0 million compared to $10.9 million for the comparable period of 2002. The revenue decrease for the current quarter is due primarily to one-time revenue recognition related to the completion, in June 2002, of the Company’s Accelerated Intelligent Drug Discovery (AIDD™) technology transfer agreement with Pfizer Inc. An additional factor contributing to the revenue decrease is variation in timing of research services currently performed under the Company’s worldwide collaboration with Aventis Pharma (NYSE: AVE) to develop new drugs to treat depression, anxiety and other stress related disorders.

Research and development expenses, excluding non-cash stock compensation charges, for the second quarter of 2003 decreased 18% to $8.1 million from $9.8 million in the second quarter of 2002 and for the six month period decreased 17% to $15.9 million from $19.3 million in the comparable period of 2002. The decrease in R&D expenditures for the current quarter was due primarily to a lower staff level and related salaries, benefits, and lab expenses from Neurogen’s implementation in 2002 of its Operational Excellence program to further the efficiency of the Company’s drug discovery platform.

General and administrative expenses, excluding non-cash stock compensation charges, for the second quarter of 2003 were down 21% to $1.3 million, compared to $1.7 million for the same period in 2002 and for the six month period decreased 24% to $2.8 million from $3.7 million for the comparable period of 2002. The decrease for the current quarter is due to implementation of the Operational Excellence program mentioned above.

Neurogen’s total cash and marketable securities as of June 30, 2003 totaled $64.6 million and the Company’s balance of cash and marketable securities at December 31, 2002 was $79.4 million.

Pipeline Update

Insomnia Program: Phase I Clinical Trial
Pfizer (NYSE: PFE) is conducting Phase I studies to explore the safety, tolerability, pharmacokinetics and pharmacologic profile of NGD 96-3, a lead candidate from Neurogen’s collaboration with Pfizer to develop drugs for the treatment of insomnia. NGD 96-3 differs from existing therapies by selectively modulating certain subtypes of the gamma-aminobutyric acid (GABA) receptors in the brain. Neurogen believes this unique approach may offer a much improved side effect profile compared to currently available therapies in regard to next day hangover and sedative effects, memory and motor skill impairment, and alcohol interaction.

Pfizer has completed two single dose studies exploring the safety, pharmacokinetics and preliminary efficacy of NGD 96-3 and is further assessing the safety profile of the compound. In a Phase I, placebo-controlled, single rising dose study of the safety and pharmacokinetics of NGD 96-3, the compound was well-tolerated in healthy volunteers. Reports of sleepiness by treated subjects in this study were consistent with the expected action of the drug.

Pfizer has also performed a separate human efficacy study of two dose levels of NGD 96-3 in healthy volunteers using the marketed drug zolpidem (Ambien®) and placebo as controls. In that study, when compared to subjects taking a placebo, both doses of NGD 96-3 significantly reduced the latency (or length of time) required for healthy subjects to fall into an EEG-defined sleep state during the day.

To further assess the safety profile of NGD 96-3, Pfizer is currently conducting an additional single dose study in healthy volunteers. Given the broad patient population eligible for treatment and the availability of existing therapies, assessing the safety profile is an important step in the development of drugs for the treatment of insomnia. Insomnia affects approximately one-third to one-half of American adults.

Inflammation Program: Phase II Clinical Trials in Rheumatoid Arthritis and Asthma
Neurogen’s inflammation program targets the C5a receptor of the complement cascade, a key pathway of the immune system that normally helps to guard the human body against infection. In many people, however, the immune system over-promotes the activation of inflammatory cells which would usually guard against invading microorganisms, often leading to the destruction of healthy tissue. Neurogen’s lead drug candidate, NGD 2000-1, is an orally administered drug that blocks the activity of the C5a receptor, a property which may be beneficial for patients with inflammatory conditions such as rheumatoid arthritis and asthma. In Phase I studies NGD 2000-1 was safe and well-tolerated and the possibility for NGD 2000-1 to inhibit cytrochrome P450 3A4 was also identified. This characteristic could restrict the concurrent use of NGD 2000-1 with other drugs that also are primarily metabolized by this enzyme.

Neurogen continues enrollment and dosing in two Phase II clinical trials targeting rheumatoid arthritis and asthma. The primary endpoint of the rheumatoid arthritis trial will examine the ability of NGD 2000-1 to lower levels of C-Reactive Protein (CRP), an important inflammation biomarker that correlates with the status of disease. The primary endpoint of the asthma trial will examine improvement in lung capacity as measured by FEV1 (Forced Expiratory Volume in one second).

Dr. Koster said, “We’re extremely excited about the potential for our C5a program to produce an orally bioavailable, disease modifying therapeutic for inflammatory conditions. Through these Phase II trials, we hope to gain insight into the role of C5a in the inflammatory processes leading to the destruction of joint tissue in rheumatoid arthritis and the loss of lung function in asthma. We anticipate data from both of these Phase II clinical studies by the end of the year.”

Neurogen owns all commercial rights to this program.

Pain Management Program: VR-1 receptor antagonist
Preclinical development
Neurogen has advanced the lead candidate from its vanilloid receptor-1 program, NGD-8695, into formal preclinical testing. The Company is also advancing additional, highly potent candidates for potential development in this program, which targets a broad spectrum of pain indications including osteoarthritis and bone cancer pain. Recent work in the industry also suggests that the VR-1 mechanism may be useful for treating a broader array of disorders such as urinary incontinence, asthma and allergies.

Neurogen has established a broad intellectual property position on this important new target for the relief of pain. In addition to establishing the first patent publications on small molecule VR-1 antagonists, Neurogen has been awarded a patent on a human VR-1 receptor gene sequence, has filed broad applications encompassing highly potent chemotypes, and has patent applications pending on the general use of VR-1 antagonists for the treatment of pain. Neurogen owns all commercial rights to this program.

Depression/Anxiety Program: CRF-1 receptor antagonist
Preclinical research and development, partnered with Aventis.
Aventis and Neurogen are working together to identify clinical compounds blocking the corticotrophin-releasing factor-1 receptor, which is active in mounting human response to stress and is elevated in patients with major depression. The companies believe that an orally available drug candidate that blocks the CRF-1 receptor may be efficacious in relieving depression, anxiety and/or stress related disorders without the significant side effects such as sexual dysfunction, common in current therapies.

Obesity/Diabetes Program: MCH-1 receptor antagonist
Preclinical research and development
Neurogen is optimizing lead compounds blocking the melanin concentrating hormone receptor -1, which is an important mediator of food intake. These receptors are expressed in the hypothalamus, the feeding center of the brain. While obesity is caused by a complex process involving many hormones, neurotransmitters, nerve cells, and genes, the MCH neurotransmitter is now believed to play a key role in controlling eating behavior. In industry studies, removing the MCH peptide or receptor gene has resulted in lean animals, while administering MCH caused increased weight gain. With its small molecule drug leads, Neurogen has demonstrated that blocking the MCH-1 receptor can reduce weight gain in both rats and higher species animals. The Company owns all commercial rights to this program.

Webcast
Dr. Koster, Stephen R. Davis, Executive Vice President and Chief Business Officer, and Dr. James Cassella, Senior Vice President of Clinical Research & Development will host a conference call and webcast to discuss today’s announcements at 10:00 am Eastern Time on August 5, 2003. The webcast will be available in the Investor Relations section of www.neurogen.com and will be archived in the “Events Calendar & Past Event Replays” area of that section until September 2, 2003. A replay of the call will be available after 1:00 pm Eastern Time on August 5, 2003 and accessible through the close of business, September 2, 2003. To replay the conference call, dial 800-839-9881 or for international callers, 402-220-3100. No pass code is required.

About Neurogen Corp.
Neurogen Corporation (Nasdaq: NRGN) is an innovative drug discovery and development company targeting new small molecule drugs to improve the lives of patients suffering from disorders having significant unmet medical need, including inflammation, pain, insomnia, depression, and obesity. Small molecule drugs typically are suitable for oral dosing, providing ease of administration and cost effectiveness for the patient.

Neurogen has generated a portfolio of compelling new drug programs through its fully integrated drug discovery and development processes. The Company’s Accelerated Intelligent Drug Discovery (AIDD™) system, its expertise in cellular functional assays, and its depth in medicinal chemistry are key discriminators in the Company’s ability to rapidly and efficiently identify new drug candidates. The Company’s development pipeline includes clinical programs in inflammation and insomnia, as well as preclinical discovery programs: in pain targeting the VR-1 receptor, in depression targeting the CRF-1 receptor, and in obesity/diabetes targeting the MCH-1 receptor.

The company conducts its research and development independently and, when advantageous, collaborates with world-class pharmaceutical companies to obtain additional resources and to access complementary expertise.

The information in this press release contains certain forward-looking statements that involve risks and uncertainties as detailed from time to time in Neurogen's SEC filings, including its most recent 10-K. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, risks associated with the inherent uncertainty of drug research and development, difficulties or delays in development, testing, regulatory approval, production and marketing of any of the Company's drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates, advancement of competitive products, dependence on corporate partners, sufficiency of cash to fund the Company's planned operations and patent, product liability and third party reimbursement risks associated with the pharmaceutical industry.

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30, 2003	Three Months Ended June 30, 2002	Six Months Ended June 30, 2003	Six Months Ended June 30, 2002

Operating revenues:
License fees	$ 500	$ 7,061	$ 1,000	$ 8,449
Research revenues	1,080	1,209	1,978	2,459

Total operating revenues	1,580	8,270	2,978	10,908

Operating expenses:
Research and development
Stock compensation	50	38	133	(18)
Other R&D	8,105	9,836	15,937	19,272

Total R&D	8,155	9,874	16,070	19,254

General and administrative
Stock compensation	163	151	316	290
Other G&A	1,313	1,660	2,822	3,706

Total G&A	1,476	1,811	3,138	3,996

Total operating expenses	9,631	11,685	19,208	23,250

Operating loss	(8,051)	(3,415)	(16,230)	(12,342)

Other income, net	286	537	568	993

Provision for income taxes	--	--	--	(73)

Net loss	$ (7,765)	$ (2,878)	$ (15,662)	$ (11,422)

Loss per share:
Basic and diluted	$ (0.44)	$ (0.16)	$ (0.89)	$ (0.65)

Shares used in calculation
of loss per share:
Basic and diluted	17,696	17,607	17,681	17,600

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
(unaudited)

	June 30, 2003	December 31, 2002

Assets

Cash and cash equivalents	$ 3,475	$12,248
Marketable securities	61,091	67,164

Total cash and marketable securities	64,566	79,412
Receivables from corporate partners	1,168	1,333
Other current assets, net	1,164	1,615

Total current assets	66,898	82,360

Net property, plant & equipment	31,470	32,784
Other assets, net	399	635

Total assets	$98,767	$115,779

Liabilities and Stockholders' Equity

Total current liabilities	$11,284	$6,927
Total long term liabilities	18,770	25,555

Total liabilities	30,054	32,482

Total stockholders' equity	68,713	83,297

Total liabilities and stockholders’ equity	$98,767	$115,779

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